                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO._____)*


                            Peerless Systems Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   705536100
                        ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent to less of such class). See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 5 Pages

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------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON

      Adam Au
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
       N.A.                                                     (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            (A)  972,736 as of June 11, 1999

                          (B)  872,736 as of September 29, 1999
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             (A)  972,736 as of June 11, 1999

                          (B)  872,736 as of September 29, 1999
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      (A)  972,736 as of June 11, 1999

      (B)  872,736 as of September 29, 1999
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      N.A.                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      (A)  7.24% as of June 11, 1999

      (B)  6.50% as of September 29, 1999
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                               Page 2 of 5 Pages





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Item 1

     (a) Name of Issuer

         Peerless Systems Corp.

     (b) Address of Issuer's Principal Executive Offices

         2381 Rosecrans Avenue, El Segundo, California 90245


Item 2

     (a) Name of Person(s) Filing

         Adam Au

     (b) Address of Principal Business Office

         386 Main Street, Redwood City, California 94063

     (c) Citizenship or Place of Organization

         United States

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         705536100

Item 3.  Filings Pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c)

           N.A.


Item 4. Ownership

     (a)  Amount Beneficially Owned:

          (A)  972,736 as of June 11, 1999

          (B)  872,736 as of September 29, 1999

     (b)  Percent of Class:

          (A)  7.24% as of June 11, 1999

          (B)  6.50% as of September 29, 1999

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:

                (A) 972,736 as of June 11, 1999

                (B) 872,736 as of September 29, 1999


          (ii)  shared power to vote or to direct the vote:

                -0-


          (iii) sole power to dispose or to direct the disposition of:

                (A) 972,736 as of June 11, 1999

                (B) 872,736 as of September 29, 1999

          (iv)  shared power to dispose or to direct the disposition of:

                -0-

Item 5.  Ownership of Five Percent or Less of a Class.

            N.A.

                               Page 3 of 5 Pages
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               N.A.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               N.A.

Item 8.  Identification and Classification of Members of the Group.

               N.A.


Item 9.  Notice of Dissolution of a Group

               N.A.


Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 4 of 5 Pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 19, 2000

                                              /s/     Adam Au
                                              ----------------------------------
                                                      Adam Au


     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                               Page 5 of 5 Pages